Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(i)	Registration Statement (Form S-8 No. 333-135440) pertaining to the Consolidated Communications, Inc. 401(k) Plan and Consolidated Communications 401(k) Plan for Texas Bargaining Associates,

(ii)	Registration Statement (Form S-8 No. 333-128934) pertaining to the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan,

(iii)	Registration Statement (Form S-8 No. 333-166757) pertaining to the Consolidated Communications, Inc. 2005 Long-Term Incentive Plan,

(iv)	Registration Statement (Form S-8 No. 333-182597) pertaining to the SureWest Communications Employee Stock Ownership Plan of Consolidated Communications Holdings, Inc.,

(v)	Registration Statement (Form S-4/A No. 333-187202) pertaining to the registration of the 10.875% Senior Notes due 2020,

(vi)	Registration Statement (Form S-8 to Form S-4/A No. 333-198000) pertaining to the Hickory Tech Corporation 1993 Stock Award Plan, and

(vii)	Registration Statement (Form S-8 No. 333-203974) pertaining to the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan

of our report dated February 27, 2015, except for the retrospective adjustments described in Note 3, as to which the date is August 10, 2015, with respect to the consolidated financial statements of Consolidated Communications Holdings, Inc. and subsidiaries and our report dated February 27, 2015 with respect to the effectiveness of internal control over financial reporting of Consolidated Communications Holdings, Inc. and subsidiaries, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

St. Louis, Missouri

August 10, 2015